INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 3 to the Registration Statement of Universal Business Payment Solutions Acquisition Corporation (a company in the development stage) (the “Company”) on Form S-1, File No. 333-171359, of our report dated December 22, 2010, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audit of the financial statements of Universal Business Payment Solutions Acquisition Corporation (a company in the development stage) as of December 8, 2010 and for the period from November 12, 2010 (inception) through December 8, 2010, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

New York, NY
March 29, 2011